                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1-Final)

                             Daka International Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   234068-203
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  234068-203

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Pennsylvania


    Number of Shares             5) Sole Voting Power           273,630
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power               0


                                 7) Sole Dispositive Power      292,530


                                 8) Shared Dispositive Power          0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  293,530



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   4.2


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                (Amendment No. 1-Final)

                             Daka International Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   234068-203
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement       [   ]
CUSIP No.  234068-203

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power              273,630
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                  0


                            7) Sole Dispositive Power         292,530


                            8) Shared Dispositive Power             0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  293,530



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                        [   ]


   11)  Percent of Class Represented by Amount in Row (9)                  4.2

   12)  Type of Reporting Person (See Instructions)                         HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                              Daka International Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  234068-203
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  234068-203

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  25-1197336

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization


  Number of Shares             5) Sole Voting Power                273,630
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                    0


                               7) Sole Dispositive Power           292,530


                               8) Shared Dispositive Power               0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  293,530



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                 4.2


   12) Type of Reporting Person (See Instructions)                         BK

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                             Daka International Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   234068-203
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  234068-203

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Institutional Management Corporation  51-0212303

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                Delaware


  Number of Shares             5) Sole Voting Power                0
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power              0


                               7) Sole Dispositive Power           0


                               8) Shared Dispositive Power         0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  0



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                   0


   12) Type of Reporting Person (See Instructions)                         IA

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1-Final)

                              Daka International Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   234068-203
------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement      [   ]
CUSIP No.  234068-203

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        Provident Capital Management Inc.

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization               Pennsylvania


  Number of Shares             5) Sole Voting Power             273,630
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                 0


                               7) Sole Dispositive Power        292,530


                               8) Shared Dispositive Power            0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person  293,530



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                              [   ]


   11)  Percent of Class Represented by Amount in Row (9)                4.2


   12) Type of Reporting Person (See Instructions)                        IA

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1995:

(a) Amount Beneficially Owned:                                   293,530 shares

(b) Percent of Class:                                                       4.2

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                     273,630
      (ii) shared power to vote or to direct the vote                         0
     (iii) sole power to dispose or to direct the disposition of        292,530
      (iv) shared power to dispose or to direct the disposition of            0

ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Each reporting person has ceased to own beneficially more than 5% of the stock.


ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1996
         --------------------------------------------
         Date

         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ WILLIAM F. STROME
         --------------------------------------------
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ THOMAS H. NEVIN
         --------------------------------------------
         Signature - PNC  Institutional Management
                          Corporation


         Thomas H. Nevin, President
         --------------------------------------------
         Name/Title


         February 12, 1996
         --------------------------------------------
         Date


         /s/ YOUNG D. CHIN
         --------------------------------------------
         Signature - Provident Capital Management, Inc.


         Young D. Chin, President
         --------------------------------------------
         Name/Title



                        AN AGREEMENT TO FILE A JOINT
                        STATEMENT WAS PREVIOUSLY FILED
                        AS EXHIBIT A TO THE SCHEDULE 13G
                        FILED ON FEBRUARY 14, 1995.